Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports Fourth Quarter and Full Year 2021 Financial Results
Provides 2022 Financial Guidance
Fourth Quarter 2021 Overview
•Consulting Fee Revenue (“CFR”) rose 8.0% to $77.9 million from $72.2 million in the fourth quarter of 2020
•New contract awards totaled $162.4 million, producing a book-to-burn ratio of 208.4%
•Net loss of $2.3 million, or $0.04 per share, compared to net loss of $1.8 million, or $0.03 per share, in last year's fourth quarter
•Adjusted net income (a non-GAAP measure) improved to $0.3 million from an adjusted net loss $0.7 million for the same period last year
•Adjusted EBITDA (a non-GAAP measure) of $5.2 million, compared to $5.7 million in the fourth quarter 2020

Full Year 2021 Overview
•CFR rose to $305.1 million from $296.6 million in 2020
•New contract awards totaled $436.9 million, producing a book-to-burn ratio of 143.2%
•Net loss narrowed to $4.3 million, or $0.07 per share, from a net loss of $8.2 million, or $0.14 per share, in 2020
•Adjusted net income (a non-GAAP measure) was $0.7 million, compared to adjusted net income of $4.2 million in 2020
•Adjusted EBITDA (a non-GAAP measure) of $16.3 million, compared to $19.0 million in 2020
•Backlog (a non-GAAP measure) at December 31, 2021 was $729.4 million, up 9.4% from $666.7 million at December 31, 2020

2022 Guidance
•CFR expected to be $340 million to $350 million with adjusted EBITDA of $22 million to $24 million

PHILADELPHIA, PA - March 31, 2022 - Hill International, Inc. (NYSE:HIL) ("Hill" or the "Company"), the global leader in managing construction risk, announced today its financial results for the fourth quarter ("Q4 2021") and full year ended December 31, 2021.

“We generated record new contract awards of $437 million during 2021, and ended the year with a total backlog of $730 million, the highest level since 2019," said Hill Chief Executive Officer Raouf Ghali. "New awards activity remains robust thus far in 2022, with an increasing emphasis on infrastructure, including aviation, rail, highway, bridges, and energy - areas in which Hill has a proven record of successful project completion. We believe that the COVID-related headwinds that we endured these last two years are beginning to abate. CFR through the two months ended February 28, 2022 increased approximately 11% over the same 2021 period, in line with our expectations. We are confident that the momentum we experienced in 2021 has created a strong foundation for growth in 2022 and beyond."

He continued, "Despite generating higher CFR, our results were negatively impacted by unapplied labor costs and higher than normal paid time off resulting from a one-time allowance for our employees to carry-over unused 2020 paid time off into 2021 as an accommodation during the COVID-19 pandemic. Although our results were negatively impacted, we felt strongly that it was important to support our employees during an unprecedented time. These costs were confined to 2021 and are not expected to repeat in 2022 or any future periods."

"Our unrestricted cash position at December 31, 2021 was $21.8 million, and total liquidity was $31.0 million," said Todd Weintraub, Hill's Chief Financial Officer. "Cash flow for the year turned negative, reflecting payment during 2021 of certain items deferred from 2020, including employer taxes and rent, increased working capital due to CFR growth, as well as slower billing due to resource shortages and the timing of collections on certain clients. We are now current on the deferred items, our billing function is fully staffed and we expect to have positive cash flow for 2022. Our full year 2021 EBITDA rose 37.4% to $11.3 million from $8.2 million last year. Adjusted EBITDA was $16.3 million, as compared to $19.0 million in 2020 due primarily to the unapplied labor and paid time off items discussed above."

Q4 2021 Financial Results Overview

Hill's CFR rose to $77.9 million in Q4 2021 from $72.2 million in the fourth quarter of 2020 ("Q4 2020"), primarily due to activity returning to pre-COVID levels.

Selling, general, and administrative ("SG&A") expenses in Q4 2021 were $30.7 million, or 33.3% of total revenue, compared to $28.7 million, or 31.1% of total revenue, in Q4 2020. Increased SG&A dollars reflected higher labor costs.

Operating profit for Q4 2021 was $2.2 million as compared to $6.3 million, driven primarily by increased foreign exchange losses, in addition to higher SG&A. Adjusted operating profit, a non-GAAP measure (see definition and reconciliation below), was $4.8 million in Q4 2021 compared to $5.9 million in Q4 2020.

Income tax expense in Q4 2021 was $3.0 million, compared to $4.4 million in Q4 2020, reflecting lower pre-tax income in Q4 2021.

Net loss attributable to Hill in Q4 2021 was $2.3 million, or $0.04 per share, compared to a net loss attributable to Hill of $1.8 million, or $0.03, in Q4 2020. Adjusted net income, a non-GAAP measure (see definition and reconciliation in the table below), was $0.3 million in Q4 2021, compared to an adjusted net loss of $0.7 million in Q4 2020.

Adjusted EBITDA, a non-GAAP measure (see definition and reconciliation below), was $5.2 million in Q4 2021, compared to $5.7 million in Q4 2020.

2021 Financial Results Overview

CFR for 2021 rose to $305.1 million from $296.6 million in 2020, due to the factors described above.

SG&A was $113.6 million, or 30.1% of total revenue, in 2021 as compared to $109.2 million, or 29.6% of total revenue, in 2020, reflecting higher labor and travel expenses as a result of activity returning to pre-COVID levels.

Operating profit was $9.3 million in 2021 as compared to $10.5 million in 2020. Adjusted operating profit, a non-GAAP measure (see definition and reconciliation below), was $14.2 million compared to $17.4 million in 2020.

Income tax expense in 2021 was $7.7 million, as compared to $7.1 million in 2020.

Net loss attributable to Hill was $4.3 million, or $0.07 per share, in 2021, compared to a net loss attributable to Hill of $8.2 million, or $0.14 per share, in 2020. Adjusted net income for 2021, a non-GAAP measure (see definition and reconciliation below), was $0.7 million compared to adjusted net income of $4.2 million in 2020.

Financial Condition and Backlog

Net cash used in operating activities was $(12.7) million at December 31, 2021 as compared to net cash provided by operating activities at December 31, 2020. Free cash flow, a non-GAAP measure (see definition below), for 2021 was $(14.4) million, which represents net cash provided by operating activities, less $1.7 million in purchases of property and equipment during the year. Free cash flow in 2020 was $10.5 million, which represents net cash provided by operating activities, less $1.8 million in property and equipment purchased during the year.

Unrestricted cash at December 31, 2021 was $21.8 million, a decline of $12.4 million from December 31, 2020 due to the factors discussed above. The Company had approximately $9.1 million in available and undrawn credit facilities at December 31, 2021, compared to $12.3 million at September 30, 2021 and $11.7 million at December 31, 2020. The Company's total liquidity at December 31, 2021 was $31.0 million, as compared to $45.9 million at December 31, 2020.

The Company entered into an amendment of its main credit facility that extends the maturity dates of the revolving credit facilities and term loan facility to May 5, 2023 and November 5, 2023, respectively. The interest rates on these facilities will increase 1.0% and the Company will pay an amendment fee of 1.0% or less, contingent on the timing of refinancing the revolving credit facilities.

Backlog, a non-GAAP measure (see definition below), was $729.4 million at December 31, 2021, an increase of $62.7 million, or 9.4%, from December 31, 2020.

2022 Financial Guidance

CFR for 2022 is expected to range between $340 - $350 million, representing an increase of between approximately 11% - 15% from 2021. Twelve-month backlog at December 31, 2021 was $260.0 million, or between 74% - 77% of the total 2022 CFR range. This increase is expected to consist of new awards, the commencement of deferred projects, and extensions of existing contracts.

Adjusted EBITDA (a non-GAAP measure) for 2022 is expected to range between $22 and $24 million, up from Adjusted EBITDA of $16.3 million for 2021 and representing growth of 35% - 47%.

Non-GAAP Measures

The following measures below are not measures of financial performance under U.S. generally accepted accounting principles ("GAAP") and should be considered in addition to and not as a substitute for, or superior to, the related measure of performance prepared in accordance with GAAP.

Backlog

Backlog represents the Company's estimate of the amount of uncompleted projects under contract and awards in-hand that are expected to be recognized as CFR in future periods as a component of total revenue. Hill's backlog is based upon the binding nature of the underlying contract, commitment or letter of intent, and other factors, including the economic, financial and regulatory viability of the project and the likelihood of the contract being extended, renewed or canceled. Although backlog reflects business that the Company considers to be firm, cancellations or scope adjustments may occur. It is an important indicator of future performance and is used by the Company in planning Hill's operational needs. Backlog is not a measure defined in GAAP and the Company's methodology for determining backlog may not be comparable to the methodology used by other companies in determining their backlog.

Adjusted Operating Profit (Loss)

Adjusted operating profit (loss) is operating profit (loss), adjusted to exclude non-recurring items and non-cash items including unrealized foreign currency exchange losses (benefits), share-based compensation and the write-off of leasehold improvements previously included in property and equipment on the Company's consolidated balance sheets. The Company believes that adjusted operating profit (loss) is useful to investors and other external users of Hill's financial statements as a measure of a company's core ongoing operations, without regard to generally non-recurring items and non-cash activity.

Adjusted Net Income (Loss) Attributable to Hill

Adjusted net income (loss) attributable to Hill is net income (loss) attributable to Hill, adjusted to exclude non-recurring and non-cash items including unrealized foreign currency exchange losses (benefits), share-based compensation and the write-off of leasehold improvements previously included in property and equipment on the Company's consolidated balance sheets. The Company believes that adjusted net income (loss) attributable to Hill is useful to investors and other external users of Hill's financial statements as a measure of a company's operating performance, without regard to generally non-recurring items and non-cash activity.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), in addition to operating profit, net income, and other GAAP measures, is a useful indicator of Hill's financial and operating performance. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. The Company believes that EBITDA is useful to investors and other external users of Hill's financial statements in evaluating its operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Adjusted EBITDA is EBITDA, adjusted to exclude the impact of certain items, including non-recurring, one-time costs (as presented in the table below) and non-cash items such as unrealized foreign currency exchange losses (benefit) and share-based compensation expense. The Company believes that adjusted EBITDA helps its investors and other external users of Hill’s financial statements understanding of a company’s operating performance, without regard to non-recurring and other non-cash activity.

The Company does not provide a reconciliation of its 2020 financial guidance for such non-GAAP measure to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for non-recurring, one-time costs and other charges reflected in its reconciliation of historic numbers.

Free Cash Flow

Free cash flow, a non-GAAP measure, includes net cash provided by (used in) continuing operations, less purchases of property and equipment. Free cash flow is a useful indicator that provides additional perspective on Hill's ability to generate cash that is available to the Company for taxes and other corporate purposes. Investors should recognize that free cash flow might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Conference Call

Management will host a conference call on Friday, April 1, 2021 at 9:00 am ET to discuss the results and business activities. Interested parties may participate in the call by dialing:

• (877) 407-9753 (Domestic) or
• (201) 493-6739 (International)

The call will also be accessible on the “Investor Relations” section of Hill’s website at www.hillintl.com. Click on “Financial Information” and then “Conferences and Calls”.

About Hill International

Hill International, with more than 3,000 professionals in approximately 100 offices worldwide, provides program management, project management, construction management, and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as the eighth-largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward Looking Statements

Certain statements contained herein may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any statements of belief or intent, any statements concerning our plans, strategies, and objectives for future operations and any statements regarding our expectations for the timing of our work on projects are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties, including but not limited to the effects of any continued spread of the COVID-19 virus or effects of decreased oil and gas prices. Although we believe that the expectations, estimates, and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue, and our expenses may be higher than anticipated. We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.	The Equity Group Inc.

Elizabeth J. Zipf, LEED AP BD+C	Devin Sullivan
Senior Vice President Hill International, Inc	Senior Vice President
One Commerce Square	(212) 836-9608
2005 Market Street, 17th Floor	dsullivan@equityny.com
Philadelphia, PA 19103
(215) 309-7707	Lena Cati
elizabethzipf@hillintl.com	Vice President
(212) 836-9611
lcati@equityny.com
### #### ###

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$21,821	$34,229
Cash - restricted	5,562	3,752
Accounts receivable, net	119,516	98,186
Accounts receivable - affiliates, net	21,741	23,285
Current portion of retainage receivable	9,743	11,775
Prepaid expenses and other current assets	9,937	9,378
Income taxes receivable	2,163	2,298
Total current assets	190,483	182,903
Property and equipment, net	8,895	9,443
Cash - restricted, net of current portion	3,063	3,432
Operating lease right-of-use assets	18,347	13,116
Financing lease right-of-use assets	801	288
Retainage receivable	7,491	6,044
Acquired intangibles, net	3,002	2,253
Goodwill	44,127	46,397
Investments	2,038	2,805
Deferred income tax assets	2,165	3,698
Other assets	2,645	1,620
Total assets	$283,057	$271,999
Liabilities and Stockholders’ Equity
Current maturities of notes payable and long-term debt	$25,841	$987
Accounts payable and accrued expenses	63,856	62,401
Income taxes payable	2,610	2,219
Current portion of deferred revenue	4,088	3,305
Current portion of operating lease liabilities	4,777	4,797
Current portion of financing lease liabilities	246	70
Other current liabilities	6,006	5,796
Total current liabilities	107,424	79,575
Notes payable and long-term debt, net of current maturities	29,302	48,294
Retainage payable	279	600
Deferred income tax liabilities	959	1,210
Deferred revenue	9,541	7,488
Non-current operating lease liabilities	18,565	13,184
Non-current financing lease liabilities	573	186
Other liabilities	13,175	12,174
Total liabilities	179,818	162,711
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000 shares authorized, none issued	—	—
Common stock, $0.0001 par value; 100,000 shares authorized, 63,291 and 62,920 shares issued at December 31, 2021 and 2020, respectively	6	6
Additional paid-in capital	217,471	215,010
Accumulated deficit	(83,813)	(79,542)
Accumulated other comprehensive (loss) income	(1,813)	1,318
Treasury stock of 6,807 at December 31, 2021 and 2020	(29,056)	(29,056)
Hill International, Inc. share of equity	102,795	107,736
Noncontrolling interests	444	1,552
Total equity	103,239	109,288
Total liabilities and stockholders’ equity	$283,057	$271,999

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31, (1)		Twelve Months Ended December 31,
	2021	2020	2021	2020
Consulting fee revenue	$77,935	$72,162	$305,093	$296,615
Reimbursable expenses	14,266	19,953	72,345	71,909
Total revenue	92,201	92,115	377,438	368,524
Direct expenses	59,446	59,095	253,760	249,173
Gross profit	32,755	33,020	123,678	119,351
Selling, general and administrative expenses	30,684	28,672	113,590	109,215
Foreign currency exchange (benefit) loss	376	(699)	3,127	2,923
Plus: Share of profit of equity method affiliates	494	1,265	2,299	3,286
Operating profit	2,189	6,312	9,260	10,499
Less: Interest and related financing fees, net	1,350	1,354	5,427	5,224
Less: Other loss	86	2,057	86	5,711
Income (loss) before income taxes	753	2,901	3,747	(436)
Income tax expense	3,036	4,358	7,689	7,134
Net loss	(2,283)	(1,457)	(3,942)	(7,570)
Less: net income - noncontrolling interests	64	304	329	612
Net loss attributable to Hill International, Inc.	$(2,347)	$(1,761)	$(4,271)	$(8,182)

Basic loss per common share - Hill International, Inc.	$(0.04)	$(0.03)	$(0.07)	$(0.14)
Basic weighted average common shares outstanding	57,290	56,756	57,149	56,603

Diluted loss per common share - Hill International, Inc.	$(0.04)	$(0.03)	$(0.07)	$(0.14)
Diluted weighted average common shares outstanding	57,290	56,756	57,149	56,603

(1) Amounts for the three months ended December 31, 2021 and 2020 are unaudited.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended December 31,(1)		Twelve Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net loss	(2,283)	(1,457)	(3,942)	(7,570)
Adjustments to reconcile net income (loss) to net cash provided by (used in):
Depreciation and amortization	585	658	2,441	4,038
Recovery of bad debts	(1,402)	(634)	(4,196)	(1,940)
Amortization of deferred loan fees	175	178	743	699
Deferred tax expense	1,395	282	1,275	782
Share-based compensation	456	390	2,270	2,006
Lease right-of use assets	607	972	3,913	4,135
Loss on liquidation of subsidiary	—	1,437	—	5,501
Foreign currency remeasurement losses	307	(699)	2,817	2,923
Changes in operating assets and liabilities:
Accounts receivable	(6,113)	8,777	(21,634)	13,463
Accounts receivable - affiliates	7,272	1,785	1,544	(4,509)
Prepaid expenses and other current assets	3,933	3,567	(18)	1,149
Income taxes receivable	(1,155)	(458)	77	(419)
Retainage receivable	1,405	79	452	(337)
Other assets	581	(2,050)	(1,345)	(4,693)
Accounts payable and accrued expenses	(14,622)	(1,886)	(1,441)	(245)
Deferred payroll tax payments	(1,542)	912	(1,542)	3,623
Income taxes payable	1,617	209	415	(952)
Deferred revenue	1,947	(651)	3,429	(3,102)
Operating lease liabilities	(960)	(1,344)	(3,558)	(4,587)
Finance lease liabilities	(6)	(2)	(13)	(3)
Other current liabilities	(3,939)	(2,258)	(507)	1,168
Retainage payable	(6)	(222)	(320)	(952)
Other liabilities	5,985	1,444	6,477	2,132
Net cash (used in) provided by operating activities	(5,763)	9,029	(12,663)	12,310
Cash flows from investing activities:
Purchase of property and equipment	(500)	(742)	(1,697)	(1,843)
Acquisition of Grandfathered Engineering Corporation license	—	(1,050)	—	(1,050)
Purchase of NEYO Group	3	—	(678)	—
Net cash used in investing activities	(497)	(1,792)	(2,375)	(2,893)
Cash flows from financing activities:
Principal payments on finance leases	(60)	(17)	(153)	(32)
Proceeds from term loan borrowings	—	19	—	1,310
Payments on term loans	(347)	(227)	(1,149)	(893)
Proceeds from revolving loans	14,472	15,144	44,257	53,630
Repayment of revolving loans	(11,150)	(23,509)	(36,966)	(47,777)
Proceeds from stock issued under employee stock purchase plan	75	24	193	245
Net cash provided by financing activities	2,990	(8,566)	6,182	6,483
Effect of foreign exchange rate changes on cash	543	637	(2,111)	540
Less: Deconsolidated cash	—	—	—	9
Net (decrease) increase in cash, cash equivalents and restricted cash	(2,727)	(692)	(10,967)	16,431
Cash, cash equivalents and restricted cash — beginning of year			41,413	24,982
Cash, cash equivalents and restricted cash — end of year			$30,446	$41,413

	Twelve Months Ended December 31,
Supplemental disclosures of cash flow information:	2021	2020
Interest and related financing fees paid	$4,685	$4,670
Income taxes paid	4,393	3,748
Transfer of proceeds from shares pledged as collateral to treasury stock	—	825
Cash paid for amounts included in the measurement of lease liabilities	6,813	8,448
Right-of-use assets obtained in exchange for operating lease liabilities	9,765	1,293
Right-of-use assets obtained in exchange for finance lease liabilities	714	288
Cancellation of PIDC-Local Development Corporation forgivable loan	—	345
(1) Amounts for the three months ended December 31, 2021 and 2020 are unaudited and are calculated based on the changes between years ended December 31, 2021 and 2020 and the nine months ended September 30, 2021 and 2020.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(In thousands)

The following table includes a reconciliation of these non-GAAP measures to its most directly comparable GAAP measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Operating profit	$2,189	$6,312	$9,260	$10,499
Adjustments to operating profit
Share-based compensation	456	390	2,270	2,006
Unrealized foreign currency exchange (benefit) loss	436	(765)	677	2,634
Write-off of leasehold improvement (1)	—	—	—	1,582
Non-recurring activity (2)	1,712	—	2,020	636
Adjusted operating profit	$4,793	$5,937	$14,227	$17,357

Net Loss	(2,283)	(1,457)	(3,942)	(7,570)
Less: net income - noncontrolling interests	64	304	329	612
Net loss attributable to Hill International, Inc.	$(2,347)	$(1,761)	$(4,271)	$(8,182)
Adjustments to net earnings (loss) attributable to Hill International, Inc.
Interest and related financing fees, net	1,350	1,354	5,427	5,224
Income tax expense (benefit)	3,036	4,358	7,689	7,134
Depreciation and amortization expense (1)	585	658	2,441	4,038
EBITDA	2,624	4,609	11,286	8,214
Adjustments to EBITDA:
Share-based compensation	456	390	2,270	2,006
Unrealized foreign currency exchange (benefit) loss	436	(765)	677	2,634
Brazil Office Closure	—	1,437	—	5,501
Non-recurring activity (2)	1,712	—	2,020	636
Adjusted EBITDA	$5,228	$5,671	$16,253	$18,991

Net loss attributable to Hill International, Inc.	$(2,347)	$(1,761)	$(4,271)	$(8,182)
Adjustments to net (loss) earnings attributable to Hill International, Inc.
Share-based compensation	456	390	2,270	2,006
Unrealized foreign currency exchange (benefit) loss	436	(765)	677	2,634
Write-off of leasehold improvement (1)	—	—	—	1,582
Brazil Office Closure	—	1,437	—	5,501
Non-recurring activity (2)	1,712	—	2,020	636
Adjusted net (loss) income	$257	$(699)	$696	$4,177

(1)The write-off of leasehold improvements that was incurred during the twelve months ended December 31, 2020 as a result of the sublease of the Company's corporate headquarters as part of its cost reduction initiatives was included in depreciation and amortization expense and is reflected in SG&A in the Company's consolidated statements of operations.

(2) Non-recurring activity includes the partial collection of fully reserved receivables in Libya, net of other non-recurring activity, during the twelve months ended December 31, 2021.

(HIL-G)